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EXHIBIT 21

         LIST OF SUBSIDIARIES OF BINGHAM FINANCIAL SERVICES CORPORATION

1. MHFC, Inc., a Michigan corporation
2. Bloomfield Acceptance Company, L.L.C., a Michigan limited liability company
3. Bloomfield Servicing Company, L.L.C., a Michigan limited liability company
4. MHFC of New Mexico, Inc., a Michigan corporation
5. IJK Insurance Agency, Inc., a Michigan corporation and wholly owned subsidiary of MHFC, Inc.
6. Hartger & Willard Mortgage Associates, Inc., a Michigan corporation
7. Dynex Financial, Inc., a Virginia corporation